UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12

CEREVEL THERAPEUTICS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

This supplement (this “Supplement”) to the Definitive Proxy Statement on Schedule 14A filed on January 18, 2024 (the “Definitive Proxy Statement”), by Cerevel Therapeutics Holdings, Inc., a Delaware corporation (the “Company” or “Cerevel”), is being filed to supplement the Definitive Proxy Statement as described in the Explanatory Note below.

EXPLANATORY NOTE

As previously disclosed, the Company, AbbVie Inc., a Delaware corporation (“AbbVie”), Symphony Harlan LLC, a Delaware limited liability company and a wholly owned subsidiary of AbbVie (“Intermediate Holdco”), and Symphony Harlan Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Intermediate Holdco (“Merger Sub”), entered into an Agreement and Plan of Merger dated as of December 6, 2023 (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of AbbVie (the “Merger”). On January 18, 2024, the Company filed with the Securities and Exchange Commission (the “SEC”) the Definitive Proxy Statement with respect to the special meeting of the Company’s stockholders scheduled to be held on February 16, 2024 (the “Special Meeting”).

As of the filing of this Supplement, three lawsuits have been filed by purported stockholders of the Company relating to the Merger: Travers v. Cerevel Therapeutics Holdings, Inc., et al., Case No. 1:24-cv-00493 (S.D.N.Y.), filed January 23, 2024 (the “Travers Action”); Scott v. Cerevel Therapeutics Holdings, Inc., et al., Case No. 1:24-cv-00099-UNA (D. Del.), filed January 25, 2024 (the “Scott Action”); and Dixon v. Cerevel Therapeutics Holdings, Inc., et al., Case No. 1:24-cv-00100-UNA (D. Del.), filed January 25, 2024 (the “Dixon Action” and, together with the Travers Action and Scott Action, the “Actions”). The Actions name as defendants the Company and the Company’s board of directors. The Actions allege, among other things, that the Definitive Proxy Statement omits material information with respect to the Merger, rendering the Definitive Proxy Statement false and misleading in violation of Sections 14(a) and 20(a) of the Exchange Act. The Actions seek, among other relief, an order enjoining the Merger unless or until the alleged deficiencies in the Definitive Proxy Statement are corrected, or rescission if the Merger is consummated. In addition, as of the date of this Supplement, fourteen purported stockholders sent letters and/or draft complaints to the Company alleging similar deficiencies in the Definitive Proxy Statement as those noted in the above-referenced Actions, or, in some cases, the Preliminary Proxy Statement on Schedule 14A of the Company filed on January 5, 2024 (the “Preliminary Proxy Statement”) (collectively, the “Demand Letters and Draft Complaints”). The Company believes that the claims in the Actions and Demand Letters and Draft Complaints are without merit and intends to vigorously defend against them.

The Company believes that the claims asserted in the Actions and Demand Letters and Draft Complaints are without merit and no further disclosure is required to supplement the Definitive Proxy Statement under applicable laws. However, solely to moot the unmeritorious disclosure claims and minimize the risk, costs, burden, nuisance and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, the Company hereby supplements the disclosures contained in the Definitive Proxy Statement (the “Supplemental Disclosures”). Nothing in this Supplement will be deemed an admission of the legal necessity or materiality under any applicable laws for any of the supplemental disclosures set forth herein. The Supplemental Disclosures are set forth below and should be read in conjunction with the Definitive Proxy Statement. The Company vigorously denies all allegations in the Actions, Demand Letters and Draft Complaints, including that any additional disclosure was or is required, and believes that the supplemental disclosures contained herein are immaterial.

Supplemental Disclosures to the Definitive Proxy Statement

This Supplement should be read in conjunction with the Definitive Proxy Statement, which you are urged to read in its entirety. Nothing in this Supplement shall be deemed an admission of the legal necessity or materiality of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations described above that any additional disclosure was or is required. The information contained in this Supplement is incorporated by reference into the Definitive Proxy Statement. To the extent that information in this Supplement differs from or updates information contained in the Definitive Proxy Statement, the information in this Supplement shall supersede or supplement the information in the Definitive Proxy Statement. Paragraph and page references used herein refer to the Definitive Proxy Statement before any additions or deletions resulting from this Supplement. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Definitive Proxy Statement. Unless stated otherwise, new text is bolded, italicized and underlined and deleted text is bolded, italicized and denoted with a strikethrough to highlight the supplemental information being provided to you.

On page 41 of the Definitive Proxy Statement, the seventh full paragraph on the page in the section entitled “The Merger – Background of the Merger” is amended as follows:

Cerevel is a clinical-stage pre-revenue biopharmaceutical company which was formed on July 23, 2018 and began operations following a contribution of pre-commercial neuroscience assets from Pfizer Inc. (“Pfizer”) and a monetary investment and equity commitment by BC Perception Holdings, LP (“Bain”). Cerevel became a public company via a merger with a special purpose acquisition company in October 2020, and in connection therewith, entered into the Amended and Restated Registration and Shareholder Rights Agreement, dated October 27, 2020, by and among Bain, Pfizer, Cerevel and certain other Cerevel stockholders (the “A&R Shareholder Rights Agreement”), pursuant to which Bain has a right to nominate, and has nominated, six representatives to Cerevel’s current 12-person board of directors (the “Board”), with two such representatives required to be independent and subject to Pfizer’s prior written consent, and Pfizer has a right to nominate, and has nominated, two representatives to the Board. On the current Board, (i) Christopher Gordon, Adam Koppel, Ruth McKernan, Gabrielle Sulzberger, are the Bain nominees, Marijn Dekkers and Norbert Riedel are the Bain independent nominees and (ii) Deborah Baron and Suneet Varma are the Pfizer nominees. Based on their most recent filings with the SEC, Bain and Pfizer beneficially own 51.3% of the voting stock of Cerevel as of January 8, 2024. Cerevel has numerous late-stage clinical trials underway or planned, with multiple mid- to late-stage clinical trial data readouts anticipated in 2024. In this context, the Board, together with members of senior management of Cerevel, regularly reviews and assesses the performance, future growth prospects, clinical trial risks, business plans and the overall strategic direction of Cerevel, and considers a variety of strategic alternatives that may be available to Cerevel, including continuing to pursue its strategy as a standalone company or pursuing potential strategic, business development or financing transactions with third parties, in each case, with the goal of maximizing stockholder value.

On page 43 of the Definitive Proxy Statement, the second full paragraph on the page in the section entitled “The Merger – Background of the Merger” is amended as follows:

On October 19, 2023, representatives of AbbVie contacted representatives of Cerevel and made an unsolicited offer to acquire all of the outstanding Company Shares at a price of $35.00 per Company Share, and later that day, representatives of AbbVie submitted to representatives of Cerevel a written non-binding indication of interest on the same terms (the “October 19 Proposal”). The October 19 Proposal was subject to customary conditions, including completion of diligence. Neither the October 19 Proposal, nor any subsequent proposal received by Cerevel, addressed, nor at any point prior to the signing of the Merger Agreement did representatives of Cerevel engage in discussions with any bidder regarding, the retention of management or any rollover of management equity following the completion of the Merger (other than Assumed RSU Awards, addressed expressly in the Merger Agreement). For additional information regarding the Assumed RSU Awards, see “The Merger Agreement—Treatment of Equity Awards and the Company ESPP” beginning on page 80 of this proxy statement.

On page 44 of the Definitive Proxy Statement, the fifth and sixth full paragraphs on the page in the section entitled “The Merger – Background of the Merger” are amended as follows:

On November 9, 2023, Mr. Renaud met with representatives of a large pharmaceutical company that we refer to as “Party B” and discussed Party B’s potential interest in a strategic transaction. Party B expressed interest in exploring the opportunity further and, following negotiation between the legal representatives of Cerevel and Party B, entered into a confidentiality agreement with Cerevel on November 11, 2023, which included a customary standstill provision that permitted confidential proposals and containing standard fall-away rights, including upon execution of the Merger Agreement.

Also on November 9, 2023, and at the direction of the Board, representatives of Centerview contacted representatives of a large pharmaceutical company that we refer to as “Party C” to evaluate Party C’s potential interest in a strategic opportunity. Party C expressed interest in exploring the opportunity further and, following negotiation between the legal representatives of Cerevel and Party C, entered into a confidentiality agreement with Cerevel on November 16, 2023, which included a customary standstill provision that permitted confidential proposals and containing standard fall-away rights, including upon execution of the Merger Agreement.

On page 46 of the Definitive Proxy Statement, the second full paragraph on the page in the section entitled “The Merger – Background of the Merger” is amended as follows:

On November 18, 2023, Cerevel and AbbVie amended their confidentiality agreement to, among other things, account for a potential change of control transaction and to include a customary standstill provision that permitted confidential proposals and containing standard fall-away rights, including upon execution of the Merger Agreement.

On page 58 of the Definitive Proxy Statement, the last paragraph on the page in the section entitled “The Merger—Opinion of Centerview Partners LLC” is amended as follows:

In performing this analysis, Centerview calculated a range of equity values for the Company Shares by (a) discounting to present value as of December 31, 2023 using discount rates ranging from 12.0% to 14.0% (based on Centerview’s analysis of Cerevel’s weighted average cost of capital and based on other considerations that Centerview deemed relevant in its professional judgment and experience) and using a mid-year convention: (i) the forecasted risk-adjusted, after-tax unlevered free cash flows of Cerevel over the period beginning on January 1, 2024 and ending on December 31, 2045, as set forth in the Unaudited Prospective Financial Information, utilized by Centerview at the direction of Cerevel management and as approved by the Board for use by Centerview as set forth in the section captioned “The Merger—Certain Unaudited Prospective Financial Information”, (ii) an implied terminal value of Cerevel, calculated by Centerview by assuming that (as directed by Cerevel management) Cerevel’s unlevered free cash flows would decline in perpetuity after December 31, 2045 at a rate of free cash flow decline of 50% year over year, and (iii) tax savings from usage of Cerevel’s estimated $449 million in federal net operating losses as of December 31, 2022, and Cerevel’s estimated future losses, as provided by Cerevel management, (b) adding to the foregoing results, Cerevel’s estimated net cash balance (inclusive of the impact of convertible debt) of $830 million as of December 31, 2023, as provided by Cerevel management, and (c) subtracting from the foregoing results the present value of the impact of assumed equity raises of $750 million in 2024 and $1,100 million in 2026, as set forth in the Unaudited Prospective Financial Information and as instructed by Cerevel management.

On page 59 of the Definitive Proxy Statement, the first full paragraph on the page in the section entitled “The Merger—Opinion of Centerview Partners LLC” is amended as follows:

Centerview then calculated a range of implied equity values per Company Share by dividing the result of the foregoing calculations by Cerevel’s fully diluted outstanding Company Shares ~~calculated on a treasury stock method basis (taking into account outstanding in-the-money stock options, unvested RSUs and unvested PSUs)~~ (calculated based on approximately 180.6 million outstanding Company Shares and, using the treasury stock method, the dilutive impact of approximately 17.6 million outstanding stock options with a weighted average exercise price of $16.59, approximately one million unvested RSUs, and approximately 0.8 million unvested PSUs, all as of December 1, 2023 and as set forth in the Internal Data, as instructed by Cerevel management). The resulting range of implied equity values per Company Share was $35.20 to $43.45, rounded to the nearest $0.05. Centerview then compared the results of the above analysis to the $45.00 per Company Share value of the Merger Consideration to be paid to the holders of Company Shares (other than Excluded Shares) pursuant to the Merger Agreement.

On page 59 of the Definitive Proxy Statement, the second bullet on the page in the section entitled “The Merger—Opinion of Centerview Partners LLC” is amended as follows:

Analyst Price Target Analysis. Centerview reviewed available stock price targets for the Company Shares in thirteen publicly available Wall Street research analyst reports, which indicated low and high stock price targets for Cerevel ranging from $24.00 to $42.00 per Company Share, with the median of such price targets being $32.00.

On page 59 of the Definitive Proxy Statement, the third bullet on the page in the section entitled “The Merger—Opinion of Centerview Partners LLC” is amended as follows:

Precedent Premium Paid Analysis. Centerview performed an analysis of premiums paid in fourteen selected transactions since 2017 with offer values between $5 billion and $15 billion, and involving publicly traded biopharmaceutical companies for which premium data were available. The premiums in this analysis were calculated by comparing the per share acquisition price in each transaction (excluding contingent consideration, if any) to: (i) the closing price of the target company’s common stock as of the ~~Reference Date~~ last full unaffected trading day and (ii) the ~~unaffected~~ 30 calendar day volume weighted average price as of the last full unaffected trading day ~~prior to the Reference Date~~. The 25th percentile and 75th percentile premia observed for (i) and (ii) above were 57%/80% and 53%/82%, respectively. Based on the foregoing analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview applied a range of 55% to 80% to (i) the Company Share price on the Reference Date of $26.00 and (ii) Cerevel’s unaffected 30 calendar day volume weighted average price prior to the Reference Date of $29.32, which resulted in an implied price range of (i) $40.30 to $46.80 and (ii) $45.45 to $52.75 (each rounded to the nearest $0.05), respectively, per Company Share.

Forward-Looking Statements

This Supplement contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements in this Supplement include, but are not limited to, statements regarding the consummation of the transaction described above. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the ability of the parties to consummate the proposed Merger, the possibility that various closing conditions for the proposed Merger may not be satisfied or waived, the ability to realize the benefits expected from the proposed Merger and the outcome of any legal proceedings that may be instituted against us and others relating to the Merger. The forward-looking statements in this Supplement are based on information available to Cerevel as of the date hereof, and Cerevel disclaims any obligation to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. For additional information regarding forward-looking statements, please refer to discussions under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our most recent Annual Report on Form 10-K, as amended and in our other reports filed with the Securities and Exchange Commission (“SEC”). Cerevel’s SEC filings are available on the Investor Relations section of our website at https://investors.cerevel.com and on the SEC’s website at www.sec.gov.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: (i) the proposed Merger may not be completed in a timely manner or at all, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect Cerevel, or the expected benefits of the proposed Merger or that the approval of Cerevel’s stockholders is not obtained; (ii) the failure to realize the anticipated benefits of the proposed Merger; (iii) the possibility that competing offers or acquisition proposals for Cerevel will be made; (iv) the possibility that any or all of the various conditions to the consummation of the proposed Merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed Merger, including in circumstances which would require Cerevel to pay a termination fee or other expenses; (vi) the effect of the announcement or pendency of the proposed Merger on Cerevel’s ability to retain and hire key personnel, or its operating results and business generally and (v) the impact of any pending or threatened legal proceedings relating to the Merger.

No Offer or Solicitation

This Supplement is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed Merger or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Additional Information and Where to Find It

This Supplement may be deemed solicitation material in respect of the proposed acquisition of Cerevel. A special shareholder meeting has been announced to obtain Cerevel shareholder approval in connection with the proposed Merger. Cerevel has filed with the SEC a definitive proxy statement and has filed or may file with the SEC other relevant documents in connection with the proposed Merger. Cerevel shareholders are urged to read the definitive proxy statement and other relevant materials carefully and in their entirety because they contain important information about Cerevel and the proposed Merger. Investors may obtain a free copy of these materials and other documents filed by Cerevel with the SEC at the SEC’s website at www.sec.gov and at Cerevel’s website at https://www.cerevel.com.

Participants in the Solicitation

Cerevel and its directors, executive officers and certain employees and other persons may be deemed to be participants in soliciting proxies from its shareholders in connection with the proposed Merger. Information regarding Cerevel’s directors and executive officers is set forth in Cerevel’s proxy statement on Schedule 14A for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2023, and in Cerevel’s Current Reports on Form 8-K filed with the SEC on May 3, 2023 and May 10, 2023. Additional information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Cerevel’s shareholders in connection with the proposed Merger and any direct or indirect interests they may have in the proposed Merger is set forth in Cerevel’s definitive proxy statement for its special shareholder meeting filed with the SEC on January 18, 2024.